Exhibit 99.2

CBOT HOLDINGS, INC.

Overview of Third Quarter 2006 Financial Results

October 17, 2006

Forward Looking Statements

Certain statements in this earnings overview may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and includes any use of the words “may,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue”. These statements are based on management’s current expectations and involve assumptions that may be subject to change or risks and uncertainties that could cause actual results to differ materially from those set forth in the statements. Accordingly, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement contained in this press release. The factors that may affect our performance may be found in the press releases we issued today regarding our earnings and the merger described below and the Annual Report on Form 10-K and other periodic reports filed by CBOT Holdings, Inc. with the U.S. Securities and Exchange Commission (“SEC”). These filings can be obtained at the SEC’s website at www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Remarks from Bernie Dan, President and CEO

Today, CME and CBOT Holdings, Inc. announced the signing of a definitive agreement to merge the two organizations to create the world’s most diverse global derivatives exchange. Due to this announcement, the previously scheduled third quarter earnings call addressed the merger agreement. In lieu of an earnings conference call, CBOT is providing this written overview.

First, I’d like to review the highlights of our third quarter financial results. In the third quarter, we built upon our accomplishments of the first half of 2006, as we once again achieved record revenue, operating margin and earnings.

Total revenue increased 45 percent to $163 million for the quarter compared with $112 million in last year’s third quarter. Our largest revenue component, exchange and clearing revenue, grew 49 percent to $123 million. This growth was fueled by a 21 percent increase in contracts traded and a 23 percent increase in the average exchange and clearing fee rate per contract compared to last year’s third quarter. In addition, market data revenue rose 30 percent to $24 million, compared with third quarter last year. Strong top-line growth along with stringent cost controls resulted in significant margin expansion. Operating margin hit a record level at nearly 50 percent, up more than 20 percentage points versus the third quarter of 2005 and up 6 percentage points compared with the margin performance for the first six months of this year. Net income for the 2006 third quarter of $49 million was more than double the 2005 third quarter. This was another solid quarter for CBOT as we again demonstrated the strength of our operating model. I want to take this opportunity to thank the entire CBOT team for their efforts in delivering consistent growth and reaching new levels of operating efficiencies.

Moreover, we had great success in further developing liquidity across all product categories. First, average daily volume rose 23 percent over the third quarter of 2005, with ADV on our electronic platform growing at an even faster pace at 31 percent. Additionally, total open interest, one barometer of an Exchange’s vitality, at quarter end was up 35 percent versus the same time last year.

For the third consecutive quarter, we recorded volume growth in each of our four main product groups – Agricultural, Interest Rate, Metals and Equity Index products.

We saw expansion in our Agricultural products, a significant growth vehicle for the Exchange in the last quarter. ADV for the third quarter was up 40 percent over the prior year. In fact this positive momentum has continued, as we set an all-time daily volume record in our Agricultural complex on October 5.

We have well positioned our market model to tap into the emerging trends within the world of agriculture. On August 1 we created greater access to CBOT

Ag futures by listing the products electronically during daytime trading hours. That move, combined with increased global demand for Agricultural risk management tools and the entry of new market participants, drove rising volumes within our entire Agricultural product complex. The move to provide greater access to our Ag products through electronic trading also positively impacted our rate per contract, contributing nearly a 3 percent lift to the overall average rate per contract for the third quarter of 2006 compared to the second quarter of 2006. The third quarter average rate per contract for Agricultural products increased 16 percent over the second quarter of 2006. Glen will discuss our rate per contract in greater detail later. Another meaningful gauge of product demand is open interest, which was 58 percent higher in the Agricultural complex at the end of September than at the same date last year.

In our Interest Rate group, ADV rose 18 percent in the quarter, with increases in both the short and long ends of the yield curve.

We have also continued to reach meaningful performance records within our Precious Metals group. Charting steady progress, our Metal’s complex accounted for 52 percent of daily volume of listed Metals futures in North America in September with our Gold futures complex reaching 54 percent market share in September. I’ll speak more to this a little later.

And within CBOT Equity Index products, the complex experienced a 7 percent lift in ADV.

During the quarter, we remained committed to our strategy – focusing on opportunities within the categories of product, global expansion and strategic alliances. Right now I’ll share with you some of the developments within each of these areas, and Glen will then take you through our financial results in greater detail.

Existing Products and Services

Our Silver and Gold contracts continued to gain acceptance and achieve new records. ADV in the CBOT Metals complex of 55,945 contracts was 12 times greater than the third quarter of 2005.

As I mentioned earlier, in September, CBOT Gold futures reached a monthly average of greater than 50 percent of the North American listed market – a significant milestone for the Exchange. More recently, on October 2, we accounted for 62 percent of the listed market, a record for a single trading session. Our Silver contracts accounted for 39 percent of the listed market during September.

For the third quarter and year-to-date, ADV for Gold and Silver futures is 12 times greater than the same periods last year. We believe the volume increases reflect that Metals traders have embraced the speed and efficiency of our electronic trading platform, e-cbot. In the quarter, we also worked on further improving the unique value proposition of CBOT Metals. To this end, we announced several enhancements to the complex. We expect these efficiency enhancements to create an even more flexible and operational trading environment.

One of our most significant announcements of the quarter regarding Metals was that we’ll be listing Metals options in our open auction markets, side-by-side electronic trading of the contracts in the fourth quarter. This move is designed to meet customer demand, as our clients have requested choice of execution in these products. Ultimately, we are working to develop the greatest depth of liquidity possible, and we believe this move will contribute to that goal.

Another great example of our success in developing existing products’ liquidity has been within our Swaps contracts. On July 3, Citigroup and Goldman Sachs became market makers for our Five-and Ten-Year Swap futures. And in a short time frame, we are experiencing some very positive results. At quarter end, open interest had quadrupled since July 3. Average daily volume for the CBOT Five- and Ten-Year Interest Rate swaps has tripled quarter to date compared with the second quarter 2006. Further, ADV for the month of September was three times greater than August 2006. We are very encouraged by these initial results and look for this success to continue to build.

During the quarter, we announced changes to the pricing and membership structure effective October 1. We had two main reasons for this. One, we wanted to further reward high-volume traders that provide liquidity to our markets. And two, the changes enable us to further segment our fee structure and be more targeted in our approach to pricing. Moving forward, when we add to our value proposition in a specific area, the CBOT will have the ability to evaluate fees to reflect that value.

Before moving on to our efforts within new products, I wanted to give you an update on recent technology enhancements. There continues to be strong emphasis among market users on increasing speed, efficiency and capacity to boost trading opportunities. To ensure that the Exchange consistently meets these demands, investing in technology is a priority for us.

This year we are in the process of migrating all of our users to Linux based gateway architecture. The move will provide e-cbot users with significantly increased processing capacity and speed. The transition is going very well, and the feedback has been positive. The project will largely be completed this year, and we expect to fully wrap it up during the first quarter of 2007.

New Products

While making improvements to existing products and services, the CBOT is continually researching and developing new products. These new contracts are designed based on feedback from customers and the outstanding economic need within the global marketplace.

On July 12, we introduced Binary options on the Target Federal Funds rate with much success. In just two months after the launch, Binary options open interest exceeded 10,000 contracts. In fact, open interest reached an all-time high of 10,243 contracts in early September.

Binary options success is an indicator of how well the CBOT product development process is working. We spent a significant amount of time getting customer input on our Binary options product, and clearly, they are embracing it.

Additionally, we are pleased that the contract further diversifies the CBOT’s offerings at the short end of the yield curve. Binary options fit with another critical piece of the CBOT’s new product development philosophy. That is, we look for opportunities to tap into our existing pools of liquidity and to complement existing products.

Finally, we introduced another new product at the beginning of October — a contract based on the Dow Jones-AIG Excess Return Commodity Index. Again, conversations with customers drove this contract’s creation. They wanted an exchange-traded risk management vehicle that provided diversified commodities exposure. We remain optimistic about its potential.

Global Expansion

The CBOT strategy was successful in the third quarter in building liquidity through another avenue – global expansion. I already mentioned one of our biggest initiatives of the year, the listing of our Agricultural futures products electronically during daytime trading hours. This project was an important element of our expansion plans. With this initiative we are anticipating future needs of market participants and, at the same time, extending our global reach.

The results were immediate. Not only did volume on the screens begin building from day one, but trading volume in our open auction venue also has increased since the launch.

Since August 1, total Ag futures volume has risen 51 percent. Electronic trading volume within the products increased 20 fold, and open auction volume is up 14 percent. As I have said before, our most valuable asset is our liquidity providers. We are making every possible effort to enlist their expertise in creating a single pool of liquidity between both trading venues, and we believe those efforts have been very successful so far.

One of our expectations of this project was that it would introduce our Ag futures to new users, market participants who did not historically have access to them. We already have made significant progress on this front. We’ve seen a 33 percent increase in the number of firms trading the contracts since the inception of side-by-side trading.

Just to give you an idea of how Ag futures on the screen are further impacting volume, here are a few data points: In September, 32 percent of total Ag futures volume traded electronically, up from 21 percent in the month of August. As more participants begin to embrace electronic trading, we believe that the mix of volume between floor and screen will evolve.

As for listing Ag options on the screen, this is something we will evaluate in 2007. Our first objective was to manage the launch of Ag futures side-by-side and create this new opportunity for the marketplace.

I mentioned last quarter the introduction of the CBOT Global Developing Markets Program. We are reaching out to traders located in countries that have not historically participated in CBOT markets. This expansion effort is gathering momentum. Five firms located in four countries have already signed up for the program. We continue to educate other potential participants about the benefits offered by the GDM Program and CBOT products.

Strategic Alliances

Finally, we have found that a meaningful way to expand globally is via strategic alliances. JADE, our joint venture between the Singapore Exchange and CBOT, is one such vehicle. We introduced our first product, Rubber futures, on the all-electronic exchange on September 25. We believe JADE is an excellent platform to position the CBOT to meet the growing needs of the Asian-based commodity marketplace. Our work so far has laid the groundwork to expand JADE’s offerings, and we intend to launch Palm Oil futures in the fourth quarter. Further, we are actively reaching out to current and potential clients to raise awareness of JADE’s value proposition.

We are pleased with the performance of JADE so far, and open interest continues to build. Currently, of SGX’s 20 active clearing members, 18 firms have successfully completed simulation testing and are now prepared to participate in JADE’s markets. As with any new initiative, we believe that JADE will need time before it reaches it maximum potential.

Another key partnership that we formed recently was a joint marketing agreement with Reuters. The largest distributor of CBOT market data, Reuters will now allow order entry on e-cbot on all of its 120,000 terminals. We will be working together through joint presentations and sales calls. Again, the CBOT is promoting efficiency in trading, making it convenient for current and potential customers to access our products. Reuters is by far the largest global provider of commodities information. It also is a leader in the Gold dealing space. With this relationship, we are executing on our commodities and overall expansion strategy and tapping into Reuters’ extensive international reach.

One last topic I’d like to address before moving to the financial review. As you know, the lockup on one-third of the shares we issued to members expires on this Thursday, October 19. Similar to the first lockup expiry, we surveyed our members regarding their interest in a secondary offer. Based on members’ responses, we decided not to pursue an organized sale.

Remarks from Glen Johnson, Senior Vice President and CFO

I would like to focus in more detail on our third quarter financial results and discuss our outlook on certain key financial metrics as we begin the final quarter of 2006.

As Bernie noted, we are proud to report another record setting quarter, generating higher returns on our revenue as we benefit from fee changes and the successful launch of electronic trading of Agricultural futures during daytime trading hours.

Turning first to the top line, revenue growth was fueled by a volume increase of 21 percent and a rate per contract increase of 23 percent compared to the prior year’s third quarter. In addition, market data revenue increased by 30 percent to $24 million contributing to our revenue gain. As with the prior quarters, this increase was primarily due to a January 1, 2006 price increase.

The average rate per contract for the third quarter of $0.618 increased 10 percent over the average rate per contract in the second quarter, reflecting price adjustments implemented on July 1 and the introduction of Ags trading electronically during daytime hours. Excluding the impact of Agricultural futures traded electronically during daytime hours, the rate per contract in the third quarter increased 7 percent over the second quarter of 2006, which is in line with our previous guidance. Agricultural contracts traded electronically carry a higher exchange fee than contracts traded in the open-auction venue. Thus the rise in electronic trading of Agricultural futures contributed about $0.016, or nearly 3 percent, to the third quarter rate per contract.

Total operating expenses for the third quarter of $82.2 million, increased 4 percent compared to the same period last year with volume-based expenses up 18 percent, in line with volume growth, and non-volume related expenses were relatively flat.

Baseline and other non-volume related expenses were $61.7 million reflecting higher costs in information technology services offset by lower professional services and administrative expenses.

Reviewing the income statement in greater detail you see that information technology services increased by about $2.6 million to $13.3 million from $10.7 million, compared to last year’s third quarter. The increase is primarily the result of $1.5 million of additional maintenance charges to support our trading platforms and $1.2 million of incremental costs related to connecting additional customers to e-cbot.

Professional services decreased $1.3 million due to a reduction in outside consulting services this year compared to last year’s third quarter.

General and administrative expenses dropped $1.5 million primarily due to lower costs for equipment leases, with more equipment being purchased.

Third quarter salaries and benefits included $543 thousand for employee stock-based benefits, in line with expectations. No stock-based benefits were recorded in the third quarter of 2005.

Net income rose to $48.8 million in the third quarter compared to $19.8 million the same period last year. Generally, the $29.0 million quarter over quarter net income improvement was the after tax result of a $40.4 million increase in exchange and clearing revenue, a $5.4 million lift in market data revenue, and a $4.3 million increase in interest income on invested funds netted against a $2.9 million increase in overall operating expenses.

The effective tax rate for the third quarter was 39 percent and we currently expect 40-42 percent for the 2006 year due to forecasted non-deductible expense in the remainder of 2006.

A review of the balance sheet shows that at September 30, 2006 - cash, cash equivalents and short term investments increased $40 million from June 2006 to $434 million.

Our overall debt remains low at about $12 million—which is scheduled to be repaid in the first quarter of 2007.

Now let’s take a look at our outlook for the fourth quarter.

Although we cannot provide any assurances in this regard, given current market conditions and what is known by us today, we currently expect the following in the fourth quarter ending December 2006:

•	Baseline and other expenses, or non-volume based expenses, of $62 million to $65 million, including about $500 to $600 thousand of non-cash stock based compensation expense, but excluding incremental expenses expected to be incurred in connection with the merger.

•	Diluted shares outstanding of approximately 52.9 million.

•	Volume based expenses which include clearing costs and contracted license fees of around $0.103 per reported contract.

•	Capital expenditures of $5 to $8 million

We do not provide an outlook for trading volume, but we do report the trading volume daily on our website, offering investors a high level of transparency. Please go to “Investor Relations” under “About CBOT” on our site and look for the “Volume Reports” links to daily and monthly data. We also provide a rolling three month average rate per contract by product group and venue.

Now, let’s turn to our outlook for the rate per contract for the fourth quarter of 2006. As Bernie already highlighted, we implemented changes to our fee schedule effective October 1. Given this change, we expect the average rate per contract in the 2006 fourth quarter to increase 3 to 6 percent over the average rate experienced in the 2006 third quarter. The rate per contract estimate assumes that the future volume transaction mix is similar to the mix experienced in the month of September 2006, taking into account the shift in mix resulting from increased electronic trading of Agricultural products. In September, 16 percent of all Ag products (futures and options) were traded electronically. While we do not provide guidance on transaction mix, you should take into consideration that Ag contracts traded electronically have higher exchange fees than open auction trades, and accordingly, an increase in electronic trading of Ag contracts will favorably impact the overall average rate per contract. Also, bear in mind that the rate per contract can vary a few cents each quarter based on transaction mix. Again, although we do not provide guidance on transaction mix, as part of our monthly volume report, we do provide the rolling three month average rate per contract, on a one month lag.

Concluding remarks from Bernie Dan

As you can see, we made significant strides this quarter in not only strengthening our financial position but also our competitive positioning in the marketplace. We enhanced our product offerings and capabilities, while driving top-line and bottom-line growth.

Again, we are very proud of our third quarter financial results and our operational accomplishments. Our efforts within new and existing products, global expansion and strategic alliances helped to further develop liquidity across all product categories. Our successful introduction of side-by-side trading of Ags, the launch of JADE and the significant progress we continue to make in capturing market share in Metals are some of the meaningful milestones we reached.

Moving forward, we are committed to working with CME’s leadership to close this transaction and unlock the tremendous potential we believe the combined company will deliver to customers and shareholders.

IMPORTANT MERGER INFORMATION

In connection with the proposed merger of CBOT Holdings, Inc. (“CBOT”) and the Chicago Mercantile Exchange Holdings Inc. (“CME”), the parties intend to file relevant materials with the Securities Exchange Commission (“SEC”), including a joint proxy statement/prospectus regarding the proposed transaction. Such documents, however, are not currently available. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about CBOT and CME without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to CBOT Holdings, Inc., Attention: Investor Relations, at 141 West Jackson, Chicago, Illinois 60604 or calling (312) 435-3500.

CBOT, CME and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from CBOT shareholders in respect of the proposed transaction. Information regarding CBOT directors and executive officers is available in CBOT’s proxy statement for its 2006 annual meeting of stockholders, dated March 29, 2006. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FORWARD-LOOKING STATEMENTS

Certain statements in this document and its attachments may contain forward-looking information regarding CBOT, CME and the combined company after the completion of the transactions that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the benefits of the business combination transaction involving CBOT and CME including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of CBOT and CME and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of CBOT shareholders or CME shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; social and political conditions such as war, political unrest or terrorism; general economic conditions and normal business uncertainty. Additional risks and factors are identified in CBOT’s filings with the SEC, including its Report on Form 10-K for the fiscal year ending December 31, 2005 which is available on CBOT’s website at http://www.cbot.com.

You should not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except for any obligation to disclose material information under the Federal securities laws, CBOT undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document.